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                         June 1, 2021

       Saul Laureles
       Chief Legal Officer
       STEM, INC.
       100 Rollins Rd.
       Milbrae, CA 94030

                                                        Re: STEM, INC.
                                                            Form S-1
                                                            Filed May 26, 2021
                                                            File No. 333-256501

       Dear Mr. Laureles:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Mindy
Hooker at 202-551-3732 with any questions.




                         Sincerely,


                         Division of Corporation Finance

                         Office of Manufacturing